GMAC Commercial Mortgage Corporation
550 California Street, 14th Floor
San Francisco, CA 94104
Tel. 415-835-9200
Fax: 415-391-2949


                          Morgan Stanley Capital I Inc.
                                 Series 1999-WF1
                        Annual Statement as to Compliance
               For Period of February 1 through December 31, 1999


Pursuant to section 8.12 of the Pooling and Servicing Agreement, I attest that:

(a) A review of the activities of GMAC Commercial Mortgage as Special Servicer during the period, and of its performance under this Agreement, has been made under my supervision.

(b) To the best of my knowledge, based on such review, GMAC Commercial Mortgage as Special Servicer, has fulfilled all its obligations under this Agreement in all material respects throughout the period. However, during the period of February 1 through December 31, 1999, GMAC Commercial Mortgage as Special Servicer did not service any Specially Serviced Mortgaged Loans.



BY: Michele Heisler           Date: 3/8/00
    Vice President, GMAC Commercial Mortgage Corporation